UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2016

INTERACTIVE MULTI-MEDIA AUCTION CORPORATION
(Exact name of registrant as specified in its charter)

British Virgin Islands	333-185909	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 – 22 Wenlock Road, London, N1 7GU United Kingdom	n/a
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +44 207 608 5510

n/a
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Our company hereby amends Items 1.01, 5.02 and 9.01 of its Current Report on Form 8-K dated October 28, 2016 and filed on November 14, 2016 for the purposes of updating the status of the transaction, appointment of our sole director and officer and filing an amended exhibit.

Item 1.01	Entry into a Material Definitive Agreement

On October 28, 2016, our company entered an Agreement of Securities Exchange and Plan of Reorganization with Stop Sleep Go Limited (“Stop Sleep Go”). Pursuant to this Agreement, we shall effect a business combination whereby we will acquire shares of Stop Sleep Go (the “Transaction”).

At the date of the agreement, there were 129,606 shares of issued and outstanding. In exchange for all of the issued and outstanding shares of Stop Sleep Go, our company will issue an aggregate of 64,803,000 restricted common shares to the shareholders of Stop Sleep Go. Each shareholder of one (1) share of Stop Sleep Go will received 500 common shares of our company as consideration.

As of the date of this report, it is now officially determined that each of Stop Sleep Go Limited and our Company have satisfied all of the terms and conditions precedent as per the Agreement of Securities Exchange and Plan of Reorganization with Stop Sleep Go Limited and our Company dated October 28, 2016, and that all of the shares of our Company due to the Stop Sleep Go Limited shareholders shall and should now be issued to each party immediately.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective October 28, 2016, Julius Cesar Legayo De Vera resigned as President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, Director and, if any, from all other offices of our company, effective immediately. Mr. De Vera’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with Mr. De Vera’s resignation, Nicholas Hargreaves consented to and was appointed as President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director of our company, effective immediately to fill the vacancy of Mr. De Vera’s resignation.

Nicholas Hargreaves – age 42, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director

From August 2012 to present, Mr Nicholas Hargreaves has acted as the Founder and Director of Stop Sleep Go Limited. Stop Sleep Go Limited has Locations in both London and the Philippines and has built and launched a vacation rental site that manages aspects of the business. It was this focus on the Asia-Pacific region in particular that interested our Company in Stop Sleep Go Limited as a viable long-term business growth opportunity. When our Company entered into negotiation with Mr. Nicholas Hargreaves and Stop Sleep Go Limited, it became clear that for Mr. Hargreaves his personal focus was elsewhere and in particular with his other totally unrelated business enterprise, Cloud Employee Ltd. Cloud Employee is a United Kingdom company that specializes in supplying businesses with dedicated web developers that are predominantly in the technology and e-commerce sectors with offices in London, and Cebu and Manila in the Philippines.  The recruitment and training procedures, customized premises, biometric 'clock-in' sheets and supervision ensure that certain standards are met.

With this understanding clarified between our parties from the outset, a mutual understanding was developed whereby our Company and Stop Sleep Go Limited would enter into the consummation of this transaction with the knowledge that Mr. Nicholas Hargreaves will now serve as an Interim President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director of our company during a transition period where he will directly assist to source, qualify and train his future replacement for these positions, at such time that he will move on to exclusively pursue his other business endeavors.

Our company believes that Mr. Hargreaves’s business and operational experience give him the qualifications and skills necessary to serve as Interim President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director of our company. Our board of director presently consists solely of Mr. Hargreaves.

Item 9.01	Financial Statements and Exhibits.
10.1	Agreement of Securities Exchange and Plan of Reorganization between our company and Stop Sleep Go Limited dated October 28, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
INTERACTIVE MULTI-MEDIA AUCTION CORPORATION.
/s/Nicholas Hargreaves/s/
Nicholas Hargreaves
CEO, President and Director
November 28, 2016

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